Exhibit 99.1

Company Contact:             Investor Relations Contact:     Media Contact:
Ultralife Batteries, Inc.    Lippert/Heilshorn &             Lippert/Heilshorn &
Peter Comerford              Associates, Inc.                Associates, Inc.
(315) 332-7100               Jody Burfening                  Chenoa Taitt
pcomerford@ulbi.com          (212) 838-3777                  (212) 838-3777
                             jks@lhai.com                    ctaitt@lhai.com

  Ultralife Batteries, Inc. Receives $3.1 Million Contract from the US Military to Expand Battery Production Capability

     - Additional Equipment Positions Ultralife to More Than Double BA-5390
                       Battery Manufacturing Capability -

Newark, New York - September 24, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI) has signed a contract with the U.S. Department of the Army - Communications and Electronics Command (CECOM) whereby Ultralife will receive $3.1 million to purchase on behalf of CECOM, manufacturing equipment to expand the company's BA-5390 lithium-manganese dioxide battery manufacturing capability at its Newark, New York factory. The company expects to complete the equipment purchase and installation by February 2004.

After completing the equipment installation, Ultralife expects to have the capability to produce revenue of more than $9 million per month of its BA-5390 batteries as new orders are received. This capability represents more than double the company's BA-5390 manufacturing capability during the second quarter of 2003.

"Ultralife is pursuing a diverse set of long-term growth opportunities, one of which is to capitalize on the US military's conversion from lithium-sulfur dioxide to lithium-manganese dioxide batteries," said John Kavazanjian, Ultralife's president and chief executive officer. "The addition of this equipment positions Ultralife for a new level of production readiness to meet the military's growing demand for BA-5390 batteries."

Joseph N. Barrella, Ultralife's senior vice president of new business development, added, "We are extremely pleased to support the military's increasing demand for high-energy, long-lasting lithium-manganese dioxide batteries. According to CECOM, the US military has an urgent need for Ultralife to increase its production capability for our BA-5390 batteries. We believe this equipment contract underscores the US military's recognition of the superior performance and high quality of our batteries and strengthens our company's position as the major supplier of this much needed battery."

The BA-5390 is a lithium-manganese dioxide primary (non-rechargeable) battery, and with 50 percent more energy, is an alternative to the lithium-sulfur dioxide BA-5590 battery, the most widely used military battery in the US Armed Forces. The BA-5390 is widely used to power more than 50 military applications and provides soldiers with the latest and best battery technology in a cost effective manner.

                                  - Continued -

- Page 2 -

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, UK. Both facilities are ISO-9001/2000 certified.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

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